Exhibit 99.1



FOR IMMEDIATE RELEASE
---------------------

CALIBER COMPANY CONTACT:

Glen M. Marder
(410) 843-1000



CALIBER FILES FOR CHAPTER 11 IN THE U.S. BANKRUPTCY COURT, IN BALTIMORE, MARYLAND. COMPANY TO RESTRUCTURE AROUND CORE SOFTWARE AND SERVICES BUSINESS

                          BOARD CHANGES ALSO ANNOUNCED


BALTIMORE, MD (June 15, 2001) - Caliber Learning Network (NASDAQ: CLBR), today announced that it has voluntarily filed for protection under Chapter 11 of the U.S. Bankruptcy Code in Baltimore, Maryland. The Company also announced that it has entered into a debtor-in-possession (DIP) facility, in the form of a loan by Sylvan Learning Systems, Inc. to Caliber for purposes of working capital, which is subject to court approval. As stated in its last press release, the Company will focus its efforts on supplying software and services for broadband delivery of corporate communications and training as it restructures.

"We are committed to providing our internet customers with high quality, reliable service as we look to restructure for long-term viability. Today's actions provide us with the flexibility to explore all strategic alternatives including the sale of the Company as a going concern, as well as the viability of a stand-alone reorganization," stated Glen Marder, Caliber's interim CEO. The Company is also working to assist its customers impacted by the closure of the training facilities business, by helping them transition to other classroom delivery alternatives or through conversion to Caliber internet-based delivery.

Caliber also announced the following changes to its Board. Effective immediately, the following members have resigned their positions: Douglas Becker, Chris Hoehn-Saric, Robert Burr and Chris Nguyen. Ed Mullen has opted not to renew after his current term expires.


About Caliber Learning Network, Inc.
------------------------------------

Caliber (NASDAQ: CLBR) is a leading provider of eLearning infrastructure for strategic corporate initiatives. Its interactive eLearning is delivered either live or OnDemand directly to individual workstations, anytime, anywhere through Caliber's Enterprise Learning Platform.


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Caliber  enables Global 2000 companies to increase the reach and reduce the cost of traditional training programs through a host of services, including Internet, Intranet and portable media. For more information, visit www.caliber.com.

Safe harbor language: This release includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements.